SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               _________________

                                 SCHEDULE 13G
                                (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 2)*


                            High Speed Access Corp.
                        -------------------------------
                               (Name of Issuer)

                          Common Stock $.01 par value
                     -------------------------------------
                        (Title of Class of Securities)

                                   42979U102
                              -------------------
                                (CUSIP Number)

                               December 31, 2003
            ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

 Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                    1 of 10

CUSIP No. 42979U102                  13G                 Page  2  of  10 Pages
-------------------------------------------------------------------------------

     1      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Korsant Partners, LLC.
-------------------------------------------------------------------------------

     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            [ ] (a)
            [ ] (b)
-------------------------------------------------------------------------------

     3      SEC USE ONLY
-------------------------------------------------------------------------------

     4      CITIZENSHIP OR PLACE OF ORGANIZATION
            Virginia
-------------------------------------------------------------------------------

         NUMBER OF                   5          SOLE VOTING POWER
          SHARES                                0
       BENEFICIALLY         ---------------------------------------------------
         OWNED BY
           EACH                      6          SHARED VOTING POWER
         REPORTING                              2,610,000
          PERSON            ---------------------------------------------------
           WITH
                                     7          SOLE DISPOSITIVE POWER
                                                0
                            ---------------------------------------------------

                                     8          SHARED DISPOSITIVE POWER
                                                2,610,000
-------------------------------------------------------------------------------

     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,610,000
-------------------------------------------------------------------------------

    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

-------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             6.5%
-------------------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON
            PN
-------------------------------------------------------------------------------

CUSIP No. 42979U102               13G                 Page  3  of  10 Pages
-------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Lusman Investment Partners.
-------------------------------------------------------------------------------

     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            [ ] (a)
            [ ] (b)
-------------------------------------------------------------------------------

     3      SEC USE ONLY
-------------------------------------------------------------------------------

     4      CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
-------------------------------------------------------------------------------

         NUMBER OF                   5          SOLE VOTING POWER
          SHARES                                0
       BENEFICIALLY
         OWNED BY           ---------------------------------------------------
           EACH
         REPORTING                   6          SHARED VOTING POWER
          PERSON                                290,000
           WITH             ---------------------------------------------------

                                     7          SOLE DISPOSITIVE POWER
                                                0
                            ---------------------------------------------------

                                     8          SHARED DISPOSITIVE POWER
                                                290,000
-------------------------------------------------------------------------------

     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            290,000
-------------------------------------------------------------------------------

    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

-------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.7%
-------------------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON
            PN
-------------------------------------------------------------------------------

CUSIP No. 42979U102                    13G                Page  4  of  10 Pages
-------------------------------------------------------------------------------

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Philip B. Korsant
-------------------------------------------------------------------------------

      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               [ ] (a)
               [ ] (b)
-------------------------------------------------------------------------------

      3       SEC USE ONLY
-------------------------------------------------------------------------------

      4       CITIZENSHIP OR PLACE OF ORGANIZATION
              United States of America
-------------------------------------------------------------------------------

         NUMBER OF                    5          SOLE VOTING POWER
           SHARES                                0
        BENEFICIALLY         --------------------------------------------------
          OWNED BY
            EACH                      6          SHARED VOTING POWER
         REPORTING                               2,610,000
           PERSON            --------------------------------------------------
            WITH
                                      7          SOLE DISPOSITIVE POWER
                                                 0
                             --------------------------------------------------

                                      8          SHARED DISPOSITIVE POWER
                                                 2,610,000
-------------------------------------------------------------------------------

      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,610,000
-------------------------------------------------------------------------------

     10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              [ ]

-------------------------------------------------------------------------------

     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              6.5%
-------------------------------------------------------------------------------

     12       TYPE OF REPORTING PERSON
              IN
-------------------------------------------------------------------------------

CUSIP No. 42979U102                 13G                 Page  5  of  10 Pages
-------------------------------------------------------------------------------

     1      NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Joel Lusman.
-------------------------------------------------------------------------------

     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             [ ] (a)
             [ ] (b)
-------------------------------------------------------------------------------

     3      SEC USE ONLY
-------------------------------------------------------------------------------

     4      CITIZENSHIP OR PLACE OF ORGANIZATION
            United States of America
-------------------------------------------------------------------------------

         NUMBER OF                   5          SOLE VOTING POWER
          SHARES                                100,000
       BENEFICIALLY         ---------------------------------------------------
        OWNED BY
           EACH                      6          SHARED VOTING POWER
         REPORTING                              2,900,000
          PERSON            ---------------------------------------------------
           WITH
                                     7          SOLE DISPOSITIVE POWER
                                                100,000
                            ---------------------------------------------------

                                     8          SHARED DISPOSITIVE POWER
                                                2,900,000
-------------------------------------------------------------------------------

     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            3,000,000
-------------------------------------------------------------------------------

    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

-------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            7.5%
-------------------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON
            IN
-------------------------------------------------------------------------------

Item 1(a).  Name of Issuer.

High Speed Access Corp.

Item 1(b).  Address of Issuer's Principal Executive Offices.

9900 Corporate Campus Drive
Suite 3000
Louisville, KY 40223

Item 2(a).  Name of Person Filing.

This Schedule 13G is being filed on behalf of the following persons ("Reporting Persons")*:

(i)      Korsant Partners, LLC
(ii)     Lusman Investment Partners
(iii)    Philip B. Korsant
(iv)     Joel Lusman

* Attached as Exhibit A is a copy of an agreement among the Reporting Persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

Item 2(b).  Address of Principal Business Office or, if None, Residence.

Korsant Partners, LLC
---------------------
283 Greenwich Avenue
Greenwich, CT 06830

Lusman Investment Partners
--------------------------
21 Woodhull Rd.
East Setauket, NY 11733

Philip B. Korsant
-----------------
283 Greenwich Avenue
Greenwich, CT 06830

Joel Lusman
-----------
45 West 67th Street
New York, NY 10023

Item 2(c).  Citizenship.

See Item 4 of the attached cover pages.

Item 2(d).  Title of Class of Securities.

Common Stock, $.01 par value.

Item 2(e).  CUSIP Number.

42979U102

Item 3.

Not applicable as this Schedule is filed pursuant to Rule 13d-1(c)

Item 4.  Ownership.

(a) Amount beneficially owned as of December 31, 2003:
         See Item 9 of the attached cover pages.

(b) Percent of class:
         See Item 11 of the attached cover pages.

(c) Number of shares as to which such person has:

         (i)      Sole power to vote or direct the vote:
                       See Item 5 of the attached cover pages.

         (ii)     Shared power to vote or direct the vote:
                       See Item 6 of the attached cover pages.

         (iii)    Sole power to dispose or to direct the disposition:
                       See Item 7 of the attached cover pages.

         (iv)     Shared power to dispose or to direct the disposition:
                       See Item 8 of the attached cover pages.


Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].
         Lusman Investment Partners has less than a 5% ownership interest in the Common Stock of the Issuer.


                                Pagae 7 of 10

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Philip B. Korsant shares voting and dispositive power over the shares of Common Stock that he beneficially owns with Korsant Partners, LLC, the owner of record of the common stock.

Joel Lusman shares voting and dispositive power over the shares of Common Stock that are owned by Korsant Partners, LLC and Lusman Investment Partners.

Item 7.  Identification and Classification of the Subsidiary Which Acquired
           the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 17, 2004


                            KORSANT PARTNERS, LLC

                            By:   /s/ Philip B. Korsant
                                  -------------------------------------------
                                   Name: Philip B. Korsant
                                   Title:  Managing General Partner


                            LUSMAN INVESTMENT PARTNERS

                            By:   /s/ Joel Lusman
                                  ------------------------------------------
                                   Name:  Joel Lusman
                                   Title:  General Partner


                            By:   /s/ Philip B. Korsant
                                  ------------------------------------------
                                   Name: Philip B. Korsant


                            By:   /s/ Joel Lusman
                                  ------------------------------------------
                                    Name: Joel Lusman

                                   EXHIBIT A


         The undersigned, Korsant Partners, LLC, a Virginia limited liability company, Lusman Investment Partners, a New York limited partnership, Philip B. Korsant and Joel Lusman, hereby agree and acknowledge that the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:        February 17, 2004



                               KORSANT PARTNERS, LLC

                               By:   /s/ Philip B. Korsant
                                     ------------------------------------------
                                      Name: Philip B. Korsant
                                      Title:  Managing General Partner


                               LUSMAN INVESTMENT PARTNERS

                               By:    /s/ Joel Lusman
                                      -----------------------------------------
                                      Name:  Joel Lusman
                                      Title:  General Partner


                               By:    /s/ Philip B. Korsant
                                      -----------------------------------------
                                      Name: Philip B. Korsant


                               By:    /s/ Joel Lusman
                                      -----------------------------------------
                                      Name: Joel Lusman